Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of the      day of             , 2017 (“Effective Date”), by and among Riverview Financial Corporation (the “Corporation”), with offices at 3901 N. Front Street, Harrisburg, PA 17110, Riverview Bank (the “Bank”), with offices at 200 Front Street, PO Box B, Marysville, Pennsylvania, 17053, and Michael J. Bibak, a Pennsylvania resident (hereinafter referred to as “Executive”).

Background

The Corporation and the Bank, which is a wholly owned subsidiary of the Corporation, desire to employ Executive, and Executive desires to be employed by the Corporation and the Bank, as the Chief Operating Officer of the Corporation and the Bank. The parties wish to enter into this employment agreement to memorialize the terms and conditions of Executive’s employment as Chief Operating Officer.

NOW THEREFORE, in consideration of the mutual covenants set forth below and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	POSITION; DUTIES; TERM

1.1.	Position. The Corporation and the Bank hereby employ the Executive as Chief Operating Officer, and the Executive hereby accepts this employment and agrees to render such services to the Corporation and the Bank on the terms and conditions as set forth in this Agreement.

1.2.	Duties. During the Term, the Executive shall perform such duties for the Bank and Corporation as are consistent with Executive’s title and as are assigned to Executive by the Bank’s Board of Directors, Chief Executive Officer (“CEO”) or President. The Executive shall devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the Board. The Executive will be permitted to act or serve as a director, trustee, or committee member of any type of civic or charitable organization as long as such activities do not materially interfere with the performance of the Executive’s duties and responsibilities to the Corporation and the Bank as provided hereunder.

1.3.	Term.

a.	The term of this Agreement shall begin on the effective date of the merger of CBT Financial Corp. with and into the Corporation pursuant to the Agreement and Plan of Merger, entered into between CBT Financial Corp. and the Corporation, dated , 2017 (the “Effective Date”) and shall end on the second anniversary of the Effective Date (the “Initial Term”). If the Agreement and Plan of Merger is terminated for any reason, this Agreement shall simultaneously terminate.

b.	The Initial Term shall be automatically extended for successive additional one year periods on each anniversary of the Effective Date, unless either party provides written notice to the other of its intention not to extend the term at least 90 days prior to the applicable renewal date (as so extended, the “Term”) subject, in all cases, to earlier termination as provided by this Agreement.

2.	COMPENSATION AND BENEFITS

2.1.	Annual Base Salary. The Bank will compensate the Executive for the Executive’s services during the Term at a minimum annual base salary of $300,000 per year, effective through December 31, 2018 (the “Annual Base Salary”), payable at the same times as salaries are payable to other executive employees. After December 31, 2018, the Bank may, from time to time, increase, and may not decrease, the Executive’s Annual Base Salary, and any and all such changes shall be deemed to constitute amendments to this Section to reflect the revised amount.

2.2.	Bonus. Starting with fiscal year 2018, the Executive shall be entitled to participate in an annual bonus plan which shall provide Executive with the opportunity to earn additional compensation based upon achievement of corporate budget goals as well as individual performance, such bonus plan to be as offered and approved annually by the Corporation’s Board of Directors.

2.3.	Employee Benefits. During the Term, the Executive shall be entitled to participate in any employee benefit plan of the Bank relating to pension, profit-sharing or other retirement benefits and health or medical coverage or reimbursement plans that the Bank may adopt for the benefit of its employees, subject to the terms and conditions specified in such plans. Executive will be entitled to the use of a Company provided vehicle, and shall be entitled to paid time off of a minimum of twenty-five (25) days each year of the Initial Term and any subsequent Term, which shall carry over to the following year, if at all, in accordance with the Bank’s policies regarding the carry-over of paid time off. If the Corporation requires Employee to relocate to a work location that is greater than fifty (50) miles from Executive’s primary work location to which Executive is assigned as of the Effective Date the Corporation shall reimburse Employee for the cost of hiring a moving company and other mutually agreed upon moving expenses.

2.4.	Stock Based Compensation. The Executive shall be entitled to participate in any equity grant program approved by the Board of Directors on such terms as shall be determined by the Board and subject to the terms of any associated plan.

2.5.

Waiver of Change in Control Benefits. The Executive hereby waives any and all of the Executive’s right or entitlement to receive or retain any payments or benefits described in the Change in Control Benefits provision as set forth in Section 5 of Executive’s Employment Agreement between Executive and Clearfield Bank and Trust Company, effective January 1, 2016. Executive specifically agrees to waive any and all right to severance pay, life insurance coverage, and medical and dental insurance as described in Section 5(b) of Executive’s Employment Agreement with Clearfield Bank and Trust Company. Upon Executive’s execution of this Agreement, this Change in Control Benefits Waiver is irrevocable and may not be amended or otherwise modified without the prior written consent of the Corporation, the Bank, and the Executive.

3.	COMPETITIVE ACTIVITIES

3.1.	Restrictive Covenants. The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during the Term of this Agreement, and for a period of twelve (12) months from the last day of Executive’s employment, the Executive shall not, except as otherwise permitted in writing by the Bank:

a.	be engaged, directly or indirectly, either for Executive’s own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Term in any county in which, at any time during the Term or as of the date of the Executive’s termination, a branch, office or other facility of the Corporation or the Bank is located, and any county contiguous thereto (“Non-Competition Area”);

b.	provide financial assistance, financial services, or financial advice to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Term, in the Non-Competition Area;

c.	directly or indirectly solicit persons or entities who were customers or referral sources of the Corporation, the Bank or their subsidiaries within the one (1) year period prior to the Executive’s termination of employment, to become a customer or referral source of a person or entity which competes with the Corporation, the Bank or their subsidiaries or affiliates; or

d.	directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within the two (2) year period prior to the Executive’s termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries or affiliates.

e.	The restrictions set forth in Sections 3.1(a) and 3.1(b), above, shall not apply in the event that Executive’s employment is terminated by the Corporation or the Bank without Cause or for Disability.

3.2.	Protection of Trade Secrets and Confidential Information.

a.	The Executive shall not, during Executive’s Employment or at any time thereafter, except in the regular course of Executive’s services for the Bank or the Corporation, disclose or use for the Executive’s direct or indirect benefit, the direct or indirect benefit of any third party, or for any other purpose any Confidential Information or any trade secrets learned or obtained by him/her while employed by the Bank and the Corporation. As used herein, the term “Confidential Information” means information disclosed to the Executive or known by him/her as a consequence of or through Executive’s employment with the Bank and the Corporation and not generally known in the industry in which the Bank and the Corporation are engaged and which in any way relates to the Bank’s or the Corporation’s software, including but not limited to algorithms, interfaces, data structures or software, whether in source or object form; and the Bank’s and the Corporation’s products, processes, services, inventions (whether or not such inventions are patentable), formulas, techniques or know how, including, but not limited to, books of business, customer and client lists, customer and client contact information, customer and client preference information, referral lists and contact information; and information relating to research, development, purchasing, accounting, marketing, business development, merchandising and selling, financial records, sales records and data, historical volumes, and competitive sales and marketing outreach strategies, and trade secrets as defined by Pennsylvania law or the federal Defend Trade Secrets Act.

b.	Notwithstanding the foregoing non-disclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.3.	Remedies for Breach of Section 3.

a.	Equitable Relief. The Executive acknowledges and agrees that in the event that the Executive breaches any of the covenants in Section 3, the Bank and the Corporation will suffer immediate and irreparable harm and injury for which the Bank and the Corporation will have no adequate remedy at law. Accordingly, in the event that the Executive breaches any of the covenants in Section 3, the Bank and the Corporation shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance without the posting of a bond. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Bank and the Corporation under Pennsylvania law and the federal Defend Trade Secrets Act.

b.	Tolling of Period. In the event that the Executive shall breach any of the covenants in Section 3, then the restrictive periods specified in Section 3 shall be tolled during the period of such breach and shall only resume after all breaches by the Executive of Section 3 have ceased.

c.	Judicial Cure. All disputes regarding the validity and scope of, and actions to enforce, the restrictive covenants and provisions in Section 3 may be submitted to either a court of competent jurisdiction located in the Commonwealth of Pennsylvania, or submitted for resolution in the city where the Corporation’s primary office is located, to the American Arbitration Association in accordance with Section 6, below, at the Bank’s and the Corporation’s election. It is expressly understood and agreed that, although the Executive and the Corporation and the Bank consider the restrictions contained in Section 3 to be reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by an arbitrator or court of competent jurisdiction that the time or territory or any other restriction contained in Section 3 is an unreasonable or otherwise unenforceable against the Executive, the provisions of Section 3 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

4.	TERMINATION. Notwithstanding Section 1.3, Executive’s employment may be terminated prior to the end of the Term. Upon termination of Executive’s employment prior to the end of the Term, Executive’s right to compensation and other benefits under this agreement shall be exclusively as stated in this Section 4. However, Executive’s obligations under the restrictive covenants and non-disclosure provisions set forth in Section 3 will survive the termination of Executive’s employment under this Agreement.

4.1.	Termination for Cause or Without Good Reason. Upon termination of the Executive’s employment by the Bank for Cause, or by the Executive without Good Reason, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that Bank shall pay to Executive the unpaid portion, if any, of Executive’s Annual Base Salary through the effective date of termination on a pro-rata basis. For purposes of this agreement “Cause” includes:

a.	the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony (other than a traffic violation, unless Executive can no longer continue to perform Executive’s duties under this Agreement at his assigned work location, in the sole determination of the Corporation or the Bank); a crime of dishonesty, breach of trust, or money laundering; or a crime involving moral turpitude, or the actual incarceration of Executive;

b.	the Executive’s willful failure to follow the lawful instructions of the President, CEO, Board of Directors or their designee;

c.	the Executive’s willful or repeated failure to perform the Executive’s duties;

d.	the Executive’s material violation of this Agreement, including but not limited to the Executive’s breach or threatened breach of Executive’s obligations set forth in the restrictive covenants or non-disclosure provisions in Section 3;

e.	dishonesty or gross negligence of the Executive in the performance of Executive’s duties;

f.	conduct on the part of the Executive that harms the business reputation of the Corporation or the Bank;

g.	the Executive’s breach of fiduciary duty involving personal gain;

h.	the Executive’s violation of any law, rule or regulation governing banks or bank officers or if any final cease and desist order is issued by a bank regulatory authority against Executive;

i.	the Executive’s theft or abuse of the Corporation or the Bank’s property or the property of customers, employees, contractors, vendors or business associates of the Corporation or the Bank; or

j.	any final removal or prohibition order to which the Executive is subject, by a federal or state governmental agency.

4.2.	Termination for Good Reason Following a Change in Control.

a.	If a Change in Control occurs and, concurrently therewith or within two years thereafter, and in any case, during the term of this Agreement, an event constituting Good Reason also occurs with respect to the Executive, Executive may terminate this Agreement for Good Reason if the Bank or the Corporation, after 30 days’ written notice from Executive specifying the events constituting Good Reason, fails to cure the events constituting Good Reason. “Good Reason” shall mean: (i) the assignment to the Executive of duties materially inconsistent with the Executive’s position immediately prior to the Change in Control; (ii) a material reduction in salary or benefits, unless such occurs by reason of a reduction or change in such benefits for employees generally of the Bank or of the corporation which is the acquiring, resulting or successor corporation in the Change in Control (or an affiliate thereof); (iii) a reassignment which assigns full-time employment duties to Executive at a location that is more than fifty (50) miles from the location of Executive’s primary office location as of the date of the Change in Control without the Executive’s consent, or (iv) any other material breach or default by Bank or Corporation under any term or provision of this Agreement.

b.	If the Corporation or the Bank fails to cure the events constituting Good Reason, the Executive may, within 90 days of the date Executive gave the Bank written notice thereof, resign from employment by a notice in writing (“Notice of Termination”) delivered to the Bank, whereupon the Executive will become entitled to the payments described in Section 4.2(c).

c.	Upon termination of Executive’s employment for Good Reason following a Change in Control in compliance with this Section 4.2, and provided Executive executes and does not revoke a general release of claims in a form acceptable to the Bank and Corporation (the “General Release”), substantially in the form of “Exhibit A,” attached hereto, the Bank shall pay Executive an amount equal to two times the sum of (i) the Annual Base Salary in effect as of the effective date of termination or, if higher, the Annual Base Salary as of the date of the Change in Control; (ii) the highest bonus paid to executive in one of the prior two fiscal years; and (iii) an amount reasonably estimated to be equal to the value of the cost of Executive’s health, medical and dental insurance coverage; which amount, less applicable taxes and withholding, shall be payable in a lump sum payment. The Executive shall return the executed release agreement to the Bank within 45 days (or such shorter period as may be specified in writing in the release agreement) after the Executive’s separation from service, as defined in Code Section 409A, failing which, any benefit otherwise payable to the Executive under this Agreement shall be forfeited. Provided Executive does not revoke the release agreement (as provided in the release agreement), the amount of any benefit to which the Executive is entitled hereunder will be paid to the Executive in a lump sum ninety (90) days following the date of the Executive’s termination of employment; provided, however, that if, as of the date of the Executive’s termination, the possibility would otherwise exist that the payment date for the benefit could occur in either of two calendar years (the year of employment termination or in the following year), the payment will commence in the following calendar year.

4.3.	Death. This Agreement shall terminate automatically upon Executive’s death, and Executive’s rights under this Agreement shall cease as of the date of such termination, except that the Bank shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of Executive’s Annual Base Salary through date of death.

4.4.	Disability. If the Executive becomes Disabled, the Bank shall have the option to terminate this Agreement by giving thirty (30) days’ written notice of termination to the Executive; provided, however, that Executive shall continue to be eligible for benefits under the Bank’s long term disability insurance plan (“LTD Benefit”), if any. During any period in which Executive is Disabled, Executive’s Annual Base Salary shall be reduced, dollar for dollar, by the amount payable to Executive under any disability plan of the Bank. Upon termination of Executive’s employment for Disability, the Bank shall pay Executive the unpaid portion, if any, of Executive’s Annual Base Salary through the effective date of termination, less any amounts payable to Executive under any disability plan of the Bank for that period, and Executive shall continue to be eligible for LTD benefits, if any. As used in this Agreement, the term “Disability” means incapacitation, by accident, sickness or otherwise, such that the Executive is rendered unable to perform the essential duties required of the Executive by the Executive’s position with the Bank at that time, notwithstanding reasonable accommodation, for a period of six (6) consecutive months. The Executive will also be deemed disabled if the Social Security Administration has determined that he/she is disabled or if a carrier of any group disability insurance policy provided by the Bank or made available by the Bank to its employees and covering the Executive determines that he/she is disabled provided that the policy’s definition of disability is defined to comply with the definition of disability under Code Section 409A.

4.5.	Termination by Corporation or Bank Without Cause. If the Executive’s employment is terminated by the Corporation or the Bank for any reason other than for Cause or Disability, and provided Executive executes, returns, and does not revoke a General Release in the same form, manner and timing as set forth in Section 4.2(c), then the Executive shall be entitled to the benefits set forth in Section 4.2(c) and such benefits shall be paid at the same time and in the same manner as set forth in Section 4.2(c). Executive’s termination shall constitute a separation from service as defined in Code Section 409A.

4.6.	Change in Control Defined. As used in this Agreement, the term “Change in Control” means any of the following:

a.	any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) other than a subsidiary of Riverview or an employee benefit plan of Riverview or a subsidiary of the Bank (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act, whether or not such rule then applies to Riverview), directly or indirectly of securities of Riverview or the Bank representing more than 25% of the combined voting power of Riverview’s or the Bank’s then outstanding securities;

b.	the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of Riverview or of the Bank to an entity which is not a direct or indirect subsidiary of either Riverview or the Bank;

c.	the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or similar transaction involving Riverview or the Bank, unless (A) the shareholders of Riverview immediately prior to the consummation of any such transaction will initially own securities representing at least a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Riverview immediately prior to the consummation of such transaction will initially represent at least fifty percent (50%) of the directors of the surviving or resulting corporation;

d.	during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of Riverview cease to constitute the majority of such Board (unless the election of each new director was expressly or by implication approved by a majority of the Board members who were still in office and who were directors at the beginning of such period); and

e.	any other event which is at any time irrevocably designated as a “Change in Control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Riverview.

4.7.	Notice of Termination. Any termination of the Executive’s employment by the Bank or by the Executive shall be communicated by written notice of termination to the other party by means of United States certified mail, return receipt requested, postage prepaid. For purposes of this Agreement, a “notice of termination” shall (i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specify a date of termination.

4.8.	No Mitigation Obligation. The Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking employment or otherwise. The amount of payment or the benefit provided under this agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer or by reason of the Executive’s receipt of or right to receive any retirement or other benefit after the date of termination of employment.

5.	CODE SECTION 409A

5.1.	If, when the Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of (a) the date that is at least six months after the Executive’s separation from service, as defined in Code Section 409A, for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

5.2.	Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and this payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

5.3.	The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

5.4.	Notwithstanding the foregoing, no payment shall be made pursuant to Section 4 unless such termination of employment is a “separation from service” as defined in Code Section 409A.

6.	MISCELLANEOUS

6.1.	Amendment. This Agreement may not be modified, changed, amended, extended, or altered except in writing signed by each of the parties hereto.

6.2.	Notice. All notices given or required to be given shall be in writing, sent by United States certified mail, return receipt requested, postage prepaid, to the Executive (or to the Executive’s spouse or estate upon the Executive’s death) at the Executive’s last known address, and to the Bank at its principal office. All such notices shall be effective when deposited in the mail in the manner specified in this Section. Either party by written notice may change or designate the place for receipt of all such notices.

6.3.	Successors. This Agreement shall inure to the benefit of and be binding upon the Executive, and, to the extent applicable, Executive’s heirs, assigns, executors, and personal representatives, and the Bank and the Corporation and their respective successors and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of the Bank’s or the Corporation’s assets and business, or with or into which the Bank or the Corporation may be consolidated or merged. This provision shall apply in the event of any subsequent merger, consolidation, or transfer.

6.4.	Entire Agreement. This Agreement, and any Exhibits attached hereto, represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, terms sheets, understandings and agreements, including but not limited to the Employment Agreement between Executive and Clearfield Bank and Trust Company entered into as of January 1, 2016.

6.5.	Applicable Law. This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Pennsylvania, except to the extent that such law may be preempted by applicable federal law, in which event this Agreement shall be governed and interpreted by and under federal law.

6.6.	Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions nevertheless shall continue in full force and effect.

6.7.	Attorneys’ Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation, reasonable attorneys’ fees, incurred in connection with such action.

6.8.

Arbitration. Each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except the question of the Executive’s Disability which is governed in Section 4, and except for disputes concerning the validity, scope and enforcement of the restrictive covenants and non-disclosure provisions which are governed in Section 3), are to be submitted for resolution, in the city where the Corporations’ primary office is located, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or the Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and the Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and the Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Attest:	Riverview Financial Corporation

By:

Riverview Bank

By:

Executive:

By: